Exhibit 99.1


                                                     Contact: Nicholas M. Rolli
                                                              (917) 663-3460

                                                              Timothy R. Kellogg
                                                              (917) 663-2759


                   ALTRIA GROUP, INC. TO REVERSE $1.0 BILLION
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                    OF TAX RESERVES IN FIRST QUARTER OF 2006
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                 REVISES FORECAST FOR DILUTED EARNINGS PER SHARE
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                      TO A RANGE OF $5.25 TO $5.35, UP FROM
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                        PREVIOUS RANGE OF $4.85 TO $4.95
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    NEW YORK, March 16, 2006 - Altria Group, Inc. (NYSE:MO) said that it will record tax benefits of approximately $1.0 billion in the first quarter of 2006 after the U.S. Internal Revenue Service (IRS) concluded its examination of Altria's consolidated tax returns for the years 1996 through 1999 and issued a final Revenue Agent's Report (RAR) on March 15, 2006.
    The non-cash tax benefits of approximately $1.0 billion to be recorded by Altria are a result of the reversal of tax reserves following the issuance of the RAR. Altria agrees with all the conclusions of the RAR, with the exception of the disallowance of benefits pertaining to certain Philip Morris Capital Corporation (PMCC) leveraged lease transactions. Although there will be no impact to Altria's consolidated cash flow, Altria will reimburse $337 million in cash to Kraft for its portion of the $1.0 billion tax benefits, as well as pre-tax interest of $46 million.
    The reversal of tax reserves, adjusted for Kraft's minority interest, will result in an increase to Altria's net earnings of approximately $960 million and to diluted earnings per share of approximately $0.45 for the first quarter and full year 2006. In addition, Kraft announced the sale of the Milk-Bone brand today. The transaction is expected to reduce Altria's diluted earnings per share by approximately $0.05. Consequently, Altria has revised its forecast for 2006 full-year diluted earnings per share to a range of $5.25 to $5.35, up from its previously announced range of $4.85 to $4.95.
    The impact of the tax reversal and Milk-Bone divestiture were not included in previous earnings guidance issued by Altria, which specifically excluded "any future acquisitions or divestitures, or the benefit of potential tax accrual reversals following the completion of audits in certain jurisdictions." Other factors in the company's forecast for the full year 2006 remain unchanged from its previous guidance. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

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    In a filing today with the U.S. Securities and Exchange Commission (SEC),
Altria said that PMCC will continue to assert its position regarding certain leveraged lease transactions and contest approximately $170 million of tax and interest assessed with regard to these transactions. As more fully discussed in Altria's Form 10-K, the IRS may challenge similar transactions in future audits. If successful, such challenges would result in the accelerated payment of significant amounts of federal income tax.

Forward-Looking and Cautionary Statements
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    This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
    Altria Group, Inc.'s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; and unfavorable currency movements or changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.
    Altria Group, Inc.'s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company's understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

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


    Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2005. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

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